                                                                 EXECUTION COPY

                               PARTICIPATION AGREEMENT
                                         RE:
                         ARCHIBALD CANDY (CANADA) CORPORATION
                                   CREDIT AGREEMENT


To each of the banks named on the
signature pages hereof and added
by assignments permitted hereby

Ladies and Gentlemen:

     This letter will serve to confirm the agreements between you and us with respect to the acquisition by each of you of a participation in a revolving loan and letter of credit facility in an aggregate principal amount not to exceed the "Equivalent Cdn. $ Amount" (as defined in the Canadian Credit Agreement referenced below) of U.S. $5,000,000 at any one time outstanding to be made by First Chicago NBD Bank, Canada (the "BANK") to Archibald Candy (Canada) Corporation, a Canadian federally chartered corporation (the "COMPANY"), on the terms and conditions set forth in that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "CANADIAN CREDIT AGREEMENT") dated as of the date hereof between the Bank and the Company. Each of you is hereinafter referred to as a "PURCHASER", all of you are hereinafter referred to as the "PURCHASERS". All capitalized terms used herein without definition shall have the same meanings herein as they have in the Canadian Credit Agreement. The credit facilities provided by the Canadian Credit Agreement are intended to supplement the credit facilities created and provided for by that certain Amended and Restated Credit Agreement, dated as of July 2, 1997, as amended from time to time, by and among Archibald Candy Corporation (the "PARENT"), The First National Bank of Chicago, as Agent (such Purchaser in such capacity as Agent, and each successor thereto, being hereinafter referred to as the "AGENT"), and the Purchasers (the "DOMESTIC CREDIT AGREEMENT").

     The amount of the participation of each Purchaser in the Canadian Credit Agreement and the Accommodations made thereunder and the terms and conditions applicable thereto shall be as follows:

     1. PARTICIPATION. Each Purchaser shall be entitled to, and by its acceptance hereof agrees to take and purchase, a fractional undivided participation interest in each Accommodation to be made by the Bank under the Canadian Credit Agreement in the percentage set forth opposite its name on the signature page hereof (the "PARTICIPATION PERCENTAGE"), which shall entitle such Purchaser to receive after, but not before, such Purchaser has paid for such participation in accordance with Paragraph 2 hereof: (a) its Participation Percentage of any and all Collections (as hereinafter defined) related to the principal or face amount, as applicable, of such Accommodation in which it has so purchased its Participation Percentage to the extent such Collection is made on or at any time after the date such Purchaser pays for its purchase of such participation in accordance with Paragraph 2 hereof; (b) a share of all Collections related to interest or fees owing on the Accommodation in which it has purchased its Participation Percentage at a rate equal to the rate provided in the Canadian Credit Agreement for such Accommodation accruing on such Purchaser's Participation Percentage of such Accommodation from the date such Purchaser pays for its purchase of such participation in accordance with Paragraph 2 hereof, PROVIDED, HOWEVER, that, in the case of any partial payment of interest or fees by the Company on any Accommodation, such Purchaser shall be entitled to receive a percentage of the partial payment received by the Bank that is equal to such Purchaser's Participation Percentage; and (c) any compensation under the increased cost, funding indemnity or Tax protections provided in Article 10 of the Canadian Credit Agreement received by the Bank that is attributable to the Purchaser's Participation Percentage in an Accommodation made by the Bank in which Purchaser has paid for its purchase of a participation in accordance with Paragraph 2 hereof. The Bank will require the Company to pay any such increased costs or funding indemnity attributable to the portion of any Accommodation made by the Bank in which a Purchaser has paid for its participation in accordance with Paragraph 2 hereof upon the demand of such Participant and in such event, such Purchaser's only interest in any increased cost protection or funding indemnity will be in receiving any such payments actually received by the Bank that are attributable to such Purchaser's Participation Percentage in such an Accommodation. No Purchaser shall have any rights in and shall not be entitled to receive any part of any other payment or fee related to the Accommodations or otherwise related to the Canadian Credit Agreement not described in sub-parts (a)-(c) above heretofore or hereafter received by the Bank, all such amounts to be retained by the Bank for its own account as consideration for its extension of credit under the Canadian Credit Agreement.

     Notwithstanding anything to the contrary contained herein (other than Section 10(b)) or in the Canadian Credit Agreement, the purchase by the Purchasers of a fractional undivided participation interest in each outstanding Accommodation made under the Canadian Credit Agreement and the acquisition of an undivided interest in any Collections by the Purchasers from the Bank or the Agent shall not constitute an acquisition by the Purchasers of any beneficial interest in the Canadian Credit Agreement or any amount owing thereunder, but shall constitute risk sharing payments among the Bank and the Purchasers and the beneficial interest in the Canadian Credit Agreement and all amounts owing thereunder shall at all times remain with the Bank.

     The term "COLLECTIONS" as used herein shall mean and include all payments received by the Bank from the Company or any guarantor on account of the Accommodations in which the Purchasers have purchased a participation and the proceeds of any collateral applied by the Bank to such Accommodations, including the set-off of any deposit balances. The Bank shall promptly remit to each Purchaser, in like funds as received, all amounts described in sub-parts (a)-(c) above after receipt thereof from the Company or following application of any collateral therefor, as applicable, net of any withholding or deduction which applicable law requires the Bank to make for taxes or similar charges, to the account specified below such Purchaser's signature hereto.

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

     The Parent shall pay to each Purchaser a fee (the "Participation Fee") equal to the sum of (X) the product of (i) such Purchaser's Participation Percentage TIMES (ii) the "Applicable Eurodollar Margin" (as defined in the Domestic Credit Agreement) TIMES (iii) the average daily amount of the aggregate Face Amount of all outstanding Bankers' Acceptances, completed Drafts and BA Equivalent Notes which the Bank has purchased or arranged to have purchased during the relevant quarter of calculation PLUS (Y) the product of (i) such Purchaser's Participation Percentage TIMES (ii) the Applicable Eurodollar Margin TIMES (iii) the aggregate Face Amount of all Documentary Credits issued and outstanding during the relevant quarter of calculation PLUS (Z) the product of (i) such Purchaser's Participation Percentage TIMES (ii) the "Applicable Floating Rate Margin" (as defined in the Domestic Credit Agreement) TIMES (iii) the average daily principal amount of all outstanding Advances during the relevant quarter of calculation. The Participation Fee shall be payable quarterly in arrears beginning on August 31, 1999 and shall continue to be paid on the last day of each February, May, August, and November through and including the Maturity Date or such later date as all principal, interest, fees and other amounts due and payable under the Canadian Credit Agreement have been paid in full. The Participation Fee shall be paid to the Purchasers regardless of whether or not the Purchasers have taken and purchased a fractional undivided participation interest in each Accommodation to be made by the Bank under the Canadian Credit Agreement.

     2. PAYMENTS BY PURCHASERS. Each Purchaser agrees that it will pay the Bank in the amount set out below for such Purchaser's Participation Percentage in the outstanding Accommodations made by the Bank under the Canadian Credit Agreement, such payment to be made upon the Bank's demand in either or both of the following events.

          (a) AT BANK'S OPTION. The Bank has the right to make such demand of all of the Purchasers in its sole discretion at any time on or after (i) bankruptcy or similar insolvency proceedings have been instituted by or against the Parent or the Company or any Unmatured Default or Default set forth in Article 9 of the Canadian Credit Agreement occurs or (ii) the Purchasers have accelerated repayment of the credit outstanding under the Domestic Credit Agreement or (iii) the credit outstanding under the Domestic Credit Agreement is not paid in full at its final maturity; or

          (b) AT PURCHASER'S OPTION. The Bank agrees to make such demand on all of the Purchasers upon the request of any one or more Purchasers constituting the "Required Lenders" identified and defined in the Domestic Credit Agreement, made at any time on or after the occurrence of any event or the existence of any condition in each case which is specified as a "DEFAULT" or "UNMATURED DEFAULT" under the Domestic Credit Agreement.

Upon such demand, each Purchaser shall pay to the Bank its Participation Percentage of an amount equal to the sum of all principal of and accrued and unpaid interest on the outstanding Accommodations, plus any other amounts as may be due under the Canadian Credit Agreement, in immediately available and freely transferable Canadian Dollars not later than

                                      3
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3:00 p.m. (Toronto time) on any Business Day if such demand is made prior to
10:00 a.m. (Toronto time) on the same day. If such demand is made after 10:00 a.m. on any Business day, such amount shall be payable by the Purchasers on the next Business Day. For purposes hereof, the term "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois or Toronto, Ontario, Canada are authorized or required to close.

     3. PAYMENTS ON ACCOUNT; RETURNS; FAILURE TO PAY. The Bank may, but shall not be obligated to, transfer funds to the Purchasers which may be due from the Company on the date so due prior to receipt from the Company. If any portion of such funds are not then received from the Company, each Purchaser shall, on demand by the Bank, repay to the Bank its share of the amount not received by the Bank with interest thereon at the "Canadian Overnight Rate" (as defined below). Each Purchaser shall also repay to the Bank any sums paid to the Bank by the Company and distributed by the Bank to the Purchasers which the Bank shall be required to return to the Company or to any receiver, trustee, or custodian for the Company, along with interest thereon at the rate, if any, the Bank is required to pay in returning such sums. The obligations of the Purchasers to purchase such participations shall be several and not joint and the failure of any one or more Purchasers to honor their obligations to purchase shall not impair the obligations of the remaining Purchasers to so purchase. If a Purchaser fails or refuses to make any such payment or fails or refuses to pay its Participation Percentage of any Accommodation to the Bank directly or through offset by the Bank against funds of such Purchaser on deposit in such Purchaser's account or accounts at the Bank (against which the Bank is hereby specifically authorized to offset for such purposes), then, in addition to any rights or remedies otherwise available to the Bank, the Bank shall be entitled to fund such Purchaser's portion of such payment and offset all such amounts against all payments owed by the Bank to such Purchaser under Paragraph 1 hereof.
Any such amount paid by the Bank on behalf of a Purchaser shall be payable to the Bank on demand and shall bear interest for each day from the date of such payment until it is repaid by such Purchaser at the Canadian Overnight Rate. The foregoing remedies are in addition to and not exclusive of any other rights or remedies which may be available to the Bank. The Bank's election to so fund the participation of a Purchaser shall not constitute a waiver of any of such rights or remedies, and such Purchaser shall nonetheless remain liable for, and hereby agrees to pay to the Bank, any losses, costs or expenses incurred by the Bank in respect of the funding, ownership or carrying of such participation. "CANADIAN OVERNIGHT RATE" means, as of any time, the most recent "BANK RATE" as then determined by the Bank of Canada.

     4. SHARING OF LIABILITIES AND EXPENSES. Each Purchaser shall pay to the Bank from time to time and upon the Bank's demand therefor its Participation Percentage of all liabilities, losses (including losses due to events of the type which are the subject of the increased cost, funding indemnity and Tax protections provided in Article 10 of the Canadian Credit Agreement), out of pocket costs and reasonable expenses (including reasonable outside attorneys' fees and reasonably allocated fees of in-house counsel) suffered or incurred by the Bank in administering and collecting the Accommodations or which otherwise arise in connection therewith or in connection with preserving any collateral security therefor, except for such thereof as may be caused by the gross negligence or willful misconduct of the Bank

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and except to the extent that the Bank has theretofore been reimbursed for same by or on behalf of the Company. Each Purchaser shall be entitled to its Participation Percentage of any such amounts recovered by the Bank from the Company after it has paid its Participation Percentage thereof. Each Purchaser's obligations under this Paragraph shall be independent of whether or not such Purchaser was required to pay for its participation in accordance with Paragraph 2 hereof.

     5. INFORMATION; NO RECOURSE OR WARRANTY; RESPONSIBILITIES. Each Purchaser acknowledges receipt of copies of each of the documents listed on Exhibit A hereto (the "LOAN DOCUMENTS"), which constitute all documents that any Purchaser has requested and that each Purchaser considers necessary in deciding to enter into this Agreement and participate in the Accommodations as provided herein. The Bank represents that it has provided the Purchasers with true, correct and complete copies of such Loan Documents as received by the Bank from the Borrower under the Canadian Credit Agreement. It is understood and agreed that neither the Bank nor the Agent makes any express or implied representations or warranties of any kind or character with respect to the genuineness, validity, effectiveness, enforceability, value, priority, perfection or collectibility of the Accommodations, any collateral security therefor or for the Loan Documents, nor with respect to the solvency, financial condition or financial statements of the Company, or with respect to any other matter that may affect (or affect a Purchaser's assessment of) the Company's creditworthiness or the value of any collateral security for any Accommodations, and by its acceptance hereof each Purchaser agrees that the Bank and the Agent each shall be free of liability on account of any Purchaser's participation described herein with respect to anything the Bank may do or refrain from doing in good faith and in the exercise of its judgment; PROVIDED, HOWEVER, that the Bank agrees to account to Purchasers as herein set forth for the share from time to time applicable to Purchasers' participation hereunder in Collections described in Paragraph 1 hereof. In administering the Accommodations and the Loan Documents, the Bank shall not be bound to ascertain or inquire as to the performance of any of the terms, provisions or conditions of any thereof on the part of the Company or any other person, shall be entitled to rely upon any statement or notice, however sent, believed by it to be genuine and correct and believed by it to be sent by the proper person, may consult with counsel and shall be fully protected in any action taken or omitted to be taken by it in accordance with the advice or opinion of such counsel, may employ agents or attorneys-in-fact and shall not be liable for the default or misconduct of any such person selected by it with reasonable care, and shall not be responsible for the performance of the payment or other obligations of the Company or the value of any collateral securing the same. Except as expressly provided herein, the Bank does not assume any duties or responsibilities.

     6. COMPANY INFORMATION; INDEPENDENT CREDIT ANALYSIS. The Bank shall provide the Agent with (and the Agent shall promptly distribute to the Purchasers) copies of any information in the Bank's possession which was received pursuant to the terms of the Canadian Credit Agreement and, to the extent not otherwise available to the Purchasers, the Bank shall use its best efforts to provide the Agent (and the Agent shall promptly distribute to the Purchasers), following any Purchaser's written request therefor, such factual information that a Purchaser specifically requests then in the Bank's possession and bearing on the status of the

Accommodations or the Company's financial condition; PROVIDED, HOWEVER, that the Bank shall not be required to provide any Purchaser with any information in violation of any law or any contractual restriction on the disclosure thereof. Each Purchaser acknowledges, agrees and represents that it has conducted and shall continue to conduct its own independent credit analysis of the Company to satisfy itself that its participation hereunder is an extension of credit which it would make directly to the Company and that its participation is not and will not be based upon any analysis issued by the Bank but rather is and will continue to be based upon its independent investigation. Each Purchaser represents and warrants to the Bank that Purchaser is purchasing the participation hereunder for its own account in the ordinary course of its business and not with a view to or in connection with any subdivision, resale or distribution thereof, and that it is engaged in the business of entering into transactions of the nature contemplated herein and in the Domestic Credit Agreement and the Canadian Credit Agreement.

     7. OTHER FINANCINGS. No Purchaser shall have any interest, by virtue of this Agreement and Purchaser's rights hereunder or otherwise, in any present or future loans from, or other extensions of credit or financing transactions by, the Bank to, on behalf of, or with the Company or any guarantees or collateral therefor, or any property now or hereafter in the possession or control of the Bank which may be or become security for the obligations of the Company arising under any Loan Document by reason of the general description of indebtedness secured or otherwise; PROVIDED, HOWEVER, that if payments in respect of any guarantees or the proceeds of any such collateral shall be applied to any of the obligations of the Company described in subparts (a) - (c) of Paragraph 1 hereof, then Purchaser shall be entitled to share in such application as set forth in Paragraph 1 hereof; AND FURTHER PROVIDED, HOWEVER, that payments in respect of the guaranty taken from the Parent as contemplated by the Canadian Credit Agreement shall be applied first to obligations of the Company under the Canadian Credit Agreement before application to any other obligations owed to the Bank.

     8. AMENDMENTS, WAIVERS, ETC. The Bank shall not, without the consent of Purchasers holding at least 66-2/3% of the aggregate Participation Percentages (the "REQUIRED LENDERS"), execute or deliver any amendments, modifications or waivers of any of the provisions of the Loan Documents; PROVIDED, HOWEVER, that the Bank will not without the prior written consent of all Purchasers (a) increase the Commitment of the Bank under the Canadian Credit Agreement, (b) forgive or reduce the amount of, or postpone any fixed date for payment of, any principal of or interest on any Accommodation or any fee payable under the Canadian Credit Agreement, (c) reduce the stated rate at which interest or any fee under the Canadian Credit Agreement is calculated, or (d) amend any section of this Participation Agreement.
Subject to the foregoing restrictions and the provisions hereinafter set forth, the administration of the Canadian Credit Agreement and the Accommodations thereunder shall be within the discretion of the Bank.

     9. DEFAULTS. The Bank will give the Agent written notice of all defaults under the Canadian Credit Agreement actually known to an officer of the Bank active in the administration of the Canadian Credit Agreement. The Bank shall consult with the Purchasers regarding what actions (if any) should be pursued with respect to such default and keep the

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Purchasers advised of major actions to be taken.  The Bank shall take, and refrain from taking, such action with respect to the default (such as, for example, exercising the Bank's rights to cease extending Accommodations and accelerating repayment of Accommodations) as the Required Lenders shall direct; PROVIDED, HOWEVER, that:

          (i) unless and until the Required Lenders have directed the Bank to take action or to refrain from taking action, the Bank shall be free to take or refrain from taking such action as it deems prudent and advisable and in the best interests of all Purchasers; and

          (ii) nothing herein contained shall require the Bank to take any action which it reasonably believes may subject it to any liability unless it is indemnified to its reasonable satisfaction by the Purchasers.

     10. ASSIGNMENT. (a) Concurrent with the assignment of its interests in the Domestic Credit Agreement, each Purchaser may, from time to time upon at least five Business Days' notice to the Bank, assign to other commercial lenders part of its rights and obligations under this Agreement (including without limitation the participation then owned by such assigning Purchaser in the Accommodations made and to be made under the Canadian Credit Agreement) pursuant to a written agreement in the form of Exhibit B hereto (each, an "ASSIGNMENT AGREEMENT") executed by such assigning Purchaser, such assignee participant or participants and the Bank, which agreements shall specify in each instance the Participation Percentage of such assigning Purchaser's participation which is to be assigned to and assumed by each such assignee participant; PROVIDED, HOWEVER, that (i) each such assignment shall be of a constant, and not a varying, Participation Percentage of the assigning Purchaser's rights and obligations under this Agreement; (ii) the Bank and the Agent must each consent, which consent shall not be unreasonably withheld, to each such assignment to a party which was not an original signatory of this Agreement; and (iii) the assigning Purchaser must pay to the Bank a processing fee of U.S. $3,000 and any reasonable attorney's fees (including reasonably allocated costs of in-house counsel) incurred by the Bank in connection with such Assignment Agreement. Upon the execution of each Assignment Agreement by the assigning Purchaser thereunder, the assignee participant thereunder and the Bank and payment to such assigning Purchaser by such assignee participant of the purchase price for the portion of the participation being acquired by it, (i) such assignee participant shall thereupon become a "PURCHASER" for all purposes of this Agreement with a Participation Percentage in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Purchaser hereunder, (ii) such assigning Purchaser shall have no further liability for funding the portion of its participation assumed by such assignee Purchaser and (iii) the address for notices to such assignee Purchaser shall be as specified in the Assignment Agreement executed by it.

     (b) Upon the Bank's receipt of payment from the Purchasers, whether as payment for their participations hereunder or otherwise, in an amount sufficient to repay all Accommodations and other obligations owing to the Bank under the Canadian Credit Agreement and the Purchasers' assumption of the Bank's obligation to extend credit under the Canadian Credit Agreement, the Bank shall, if the Agent so directs, assign the

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Accommodations and the Bank's rights under the Canadian Credit Agreement to the Purchasers or the Agent, as the Agent shall direct, in each case without representation, recourse or warranty (except as to the Bank's ownership of such rights, its rights to assign them and the amount of credit outstanding under the Canadian Credit Agreement).

     (c) The Bank shall not grant participations in, or otherwise assign, any of its rights and obligations under the Canadian Credit Agreement without the prior written consent of the Agent.

     11. WAIVERS. No delay or omission by any party to exercise any right under this Agreement shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default.

     12. NOTICES. Whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one party to another, the consent, approval, notice, request, or demand must be in writing and shall be deemed effective when delivered, if sent by courier or by registered or certified mail, or when receipt is confirmed, if sent by telecopy, in each case at the address or telecopy number set forth below the relevant party's signature hereto or at such other address or telecopy number as may be notified by such party to the other party.

     13. ILLEGALITY; CONSTRUCTION; GOVERNING LAW. The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement. Paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The laws of the Province of Ontario in Canada shall govern the rights and duties of the parties hereto and the interpretation hereof.

     14. MISCELLANEOUS. This Agreement (a) may be amended, and any provision hereof may be waived, only by an instrument in writing executed by each of the Bank and each Purchaser; PROVIDED, HOWEVER, that any instrument amending or waiving the Participation Fee shall also require the signatures of the Parent and the Company, and (b) may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute, collectively, one Agreement.

     15. CONFLICT. This Agreement embodies the entire agreement between the parties, supersedes all prior agreements and understandings between the parties, if any, relating to the subject matter hereof, and notwithstanding any conflict or inconsistency with the Domestic Credit Agreement or any other instrument or document related hereto in each case to which the Bank is not a party, shall govern the rights and obligations of the parties hereto.

     The remainder of this page remains intentionally blank.

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     If the foregoing correctly reflects your understanding with the Bank, please so signify by executing this Agreement in the space provided below.

     Dated as of July 30, 1999

                                            FIRST CHICAGO NBD BANK, CANADA


                                            By  /s/ Michael Bauer
                                               -------------------------------
                                            Name: Michael Bauer
                                            Title:

                                            Address:    161 Bay Street
                                                        Suite 4240
                                                        Toronto, Ontario
                                                        M5J 2S1
                                                        Canada
                                            Telephone:  (416) 365-8286
                                            Telecopy:   (416) 363-7574
                                            Attention:  Michael Bauer

                                            AGREED TO AND ACCEPTED THIS 30th
                                            DAY OF JULY, 1999:


Participation
Percentage: 50%                             THE FIRST NATIONAL BANK OF CHICAGO


                                            By /s/ Janet Beadle
                                               -------------------------------
                                            Name:  Janet Beadle
                                            Title: Vice President

                                            Address:    One First National Plaza
                                                        Chicago, IL 60670
                                            Telephone:  (312) 732-5927
                                            Telecopy:   (312) 732-1117
                                            Attention:  Julia Bristow

                                            Account Number for payments: DCS
                                            Clearing Account 247-165
                                            A.B.A. Transit Number: 071000013

                                            AGREED TO AND ACCEPTED THIS 30th
                                            DAY OF JULY, 1999:


Participation
Percentage: 50%                             FLEET BUSINESS CREDIT CORPORATION



                                            By /s/ Donald A. Mastro
                                              --------------------------------
                                            Name: Donald A. Mastro
                                            Title: Vice President

                                            Address:     One South Wacker Drive
                                                         28th floor
                                                         Chicago, IL 60606
                                            Telephone:   (312) 853-8816
                                            Telecopy:    (312) 782-6035
                                            Attention:   Don Mastro


                                            Account Number for payments:
                                            9370015059
                                            Ref: Fleet Business Credit
                                            Corporation
                                            A.B.A. Transit Number: 011900571

                                            AGREED TO AND ACCEPTED THIS 30th
                                            DAY OF JULY, 1999:

                                            ARCHIBALD CANDY CORPORATION


                                            By /s/ Donna Snopek
                                               -------------------------------
                                            Name: Donna Snopek
                                            Title:  Vice President Finance

                                            Address:   1137 W. Jackson Blvd.
                                                       Chicago, IL 60607
                                            Telephone: (312) 432-3332
                                            Telecopy:  (312) 243-5053
                                            Attention: Donna Snopek

                                            ACKNOWLEDGED AND CONSENTED TO THIS
                                            30th DAY OF JULY, 1999:

                                            ARCHIBALD CANDY (CANADA) CORPORATION


                                            By /s/ Donna Snopek
                                              --------------------------------
                                            Name: Donna Snopek
                                            Title: Vice President Finance

                                            Address:   1137 W. Jackson Blvd.
                                                       Chicago, IL 60607
                                            Telephone: (312) 432-3332
                                            Telecopy:  (312) 243-5053
                                            Attention: Donna Snopek